Exhibit 99.1

TEN Holdings Announces $2.25 Million Private Placement of Common Stock

Langhorne, Pennsylvania—(PR Newswire) – December 29, 2025 - TEN Holdings, Inc. (NASDAQ: XHLD) (“TEN Holdings” or the “Company”), through its subsidiary, Ten Events, Inc., a provider of event planning, production, and broadcasting services, announced today that it entered into stock purchase agreements with certain investors for the purchase and sale of 991,000 shares (the “Shares”) of the Company’s common stock, at a price of $2.27 per share, resulting in gross proceeds of approximately $2.25 million.

The Company intends to use the net proceeds from the private placement for repayment of certain existing debt obligations and working capital and general corporate purposes.

The Shares issued, or to be issued, in the private placement described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a resale registration statement with the SEC for purposes of registering the resale of the Shares issued in connection with the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TEN Holdings, Inc.

The Company, through its subsidiary, Ten Events, Inc., is a provider of event planning, production, and broadcasting services headquartered in Pennsylvania. The Company mainly produces virtual and hybrid events and physical events. Virtual and hybrid events involve virtual and hybrid event planning, production and broadcasting services, and continuing education services, all of which are supported by the Company’s proprietary Xyvid Pro Platform. Physical events mainly involve live streaming and video recording of physical events. To learn more, visit www.tenholdingsinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to: the uncertainties related to market conditions and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and other filings with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and TEN Holdings, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Investor Relations Contact:

Chad McNeal

Email: hello@tenholdingsinc.com

Investor Relations Inquiries:

Skyline Corporate Communications Group, LLC

Scott Powell, President

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Office: (646) 893-5835

Email: info@skylineccg.com